Exhibit 10.1

DESCRIPTION OF THE 2005 LONG-TERM INCENTIVE PLAN

Purpose

On January 26, 2005, the Compensation Committee of the Board of Directors (the “Committee”) of EchoStar Communications Corporation (“EchoStar”) approved a long-term, performance-based stock incentive plan (the “2005 LTIP”) within the terms of EchoStar’s 1999 Stock Incentive Plan. The purpose of the 2005 LTIP is to promote EchoStar’s interests and the interests of EchoStar’s stockholders by providing key employees with financial rewards through equity participation upon achievement of specified long-term business objectives.

Eligibility

The employees eligible to participate in the 2005 LTIP include EchoStar’s executive officers, vice presidents, director-level employees and certain other key employees designated by the Committee.

Types of Awards

Employees participating in the 2005 LTIP may elect to receive a one-time award of (i) an option to acquire a specified number of shares priced at $29.25 (the closing price of EchoStar’s Class A Common Stock on March 31, 2005); (ii) rights (“restricted performance units”) to acquire for no additional consideration a specified smaller number of shares of EchoStar’s Class A Common Stock; or (iii) a corresponding combination of a lesser number of option shares and restricted performance units.

Grant Date and Vesting

Options to purchase approximately 3.3 million shares and approximately 478,000 restricted performance units were granted under the 2005 LTIP as of March 31, 2005. The options and restricted performance units vest at the rate of 10% per year commencing on March 31, 2006 until March 31, 2009 and then at the rate of 20% per year thereafter (or at another rate determined by the Committee); provided, however, that none of the options or restricted performance units will vest if EchoStar fails to achieve the certain specified long-term performance goal.

Administration

The Committee retains the right to modify the terms of the 2005 LTIP.